Exhibit 99.1

NEWS

United Industrial Subsidiary AAI Corporation Obtains New
$ 100 Million Revolving Credit Facility
Arranged by SunTrust Robinson Humphrey

UIC Contact:

Stuart F. Gray

410-628-8686

grays@aaicorp.com

Hunt Valley, Maryland, July 19, 2005 — United Industrial Corporation (NYSE: UIC) announced today that its wholly-owned subsidiary AAI Corporation has successfully completed a $100 million four-year revolving credit facility with a syndicate of six banks.

Demonstrating confidence in AAI’s business and continued growth, the transaction was oversubscribed.  SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., acted as lead arranger of the financing with SunTrust Bank acting as administrative agent.

Additional members of the syndication include: Citibank as syndication agent, Key Bank and PNC Bank as co-documentation agents, and Commerce Bank and Provident Bank as additional participants.

The proceeds of the senior secured revolving credit facility will be used to fund future acquisitions, finance capital expenditures, provide working capital, fund letters of credit, and for other general corporate purposes.  In addition, the new revolving credit facility, which is guaranteed by United Industrial, contains typical covenants such as the maintenance of certain leverage and fixed charge coverage ratios, as well as a minimum tangible net worth ratio.

“We appreciate the strong interest we received from the banking community,” said James H. Perry, vice president and chief financial officer of UIC and AAI. “This new credit facility provides AAI with additional financial resources and flexibility to pursue our growth objectives.”

United Industrial Corporation is a company focused on the design, production, and support of defense systems. Its products and services include unmanned aerial vehicle systems, test and simulation systems, automated aircraft test and maintenance equipment, and logistical/engineering services. The company also manufactures combustion equipment for biomass and refuse fuels.

For more information, visit www.unitedindustrial.com and www.aaicorp.com.

Except for the historical information contained herein, information set forth in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements, which include, but are not limited to, projections of revenues, earnings, segment performance, cash flows, and contract awards. These forward-looking statements are subject to risks and uncertainties, which could cause the company’s actual results or performance to differ materially from those expressed or implied in such statements. The company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement. For additional information about the company and its various risk factors, please see the company’s most recent annual report on Form 10-K and other documents as filed with the Securities and Exchange Commission.

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